Exhibit 99.1

TRICO MARINE SERVICES RECEIVES GOING CONCERN OPINION

HOUSTON, August 17, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced that the Company's independent registered public accounting firm reissued its report on the Company's financial statements for the year ended December 31, 2003 with a going concern explanatory paragraph in the Company's amendment to its Form 10-K for the fiscal year ended December 31, 2003. The Company originally filed its 2003 Form 10-K on March 15, 2004 and filed the Form 10-K amendment on August 9, 2004 in order to respond to comments received from the staff of the Securities and Exchange Commission regarding the classification of indebtedness under the Company's Norwegian revolving credit facility. Due to the Company's 10-K amendment, the Company's independent registered public accounting firm was required to reissue its 2003 audit report. As previously announced, during the second quarter of 2004, the Company defaulted under its $250 million senior unsecured notes indenture and, due to cross-default provisions, its $55 million secured term loan facility. Although neither the maturity of the senior unsecured notes nor that of the secured term loan facility has been accelerated as of the date of this announcement, in the opinion of the Company's independent registered public accounting firm, these events raised substantial doubt about the Company's ability to continue as a going concern.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at http://www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.